Exhibit 10.92

PART TIME EMPLOYMENT AGREEMENT

THIS PART TIME EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of the 31st day of May, 2006 by and between Charles & Colvard, Ltd., a North Carolina corporation with its mailing address at 300 Perimeter Park Drive, Suite A, Morrisville, NC 27560 (the “Company”), and Earl R. Hines, an individual with his mailing address at 1025 Quiet Ridge Circle, Raleigh, NC 27614 (the “Advisor”).

RECITALS:

The Company is engaged in the business of designing, developing, manufacturing and selling lab-created moissanite jewels (the “Business”). The Advisor has provided long and valuable service to the Company, most recently as Senior Vice President of Manufacturing for the Company, but now desires to retire as an executive of the Company and to provide advisory services to the Company as a part-time employee. The Company wishes the Advisor to assist the Company by providing advisory services for the Business related to all aspects of the manufacturing processes for moissanite jewels and additional services such as sharing his expertise concerning Charles & Colvard created Moissanite Jewels through orientation for new Company employees, and background education for potential Company customers and retail jewelers, and the Advisor desires to provide such services to the Company on the terms and for the compensation set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1)	Engagement. The Company hereby engages the Advisor as a Senior Advisor to the Company to perform the Services (as defined below) subject to the terms and conditions of this Agreement, and the Advisor hereby accepts such engagement for and in consideration of the compensation hereinafter provided and agrees to use his best efforts in performing the Services. The Advisor shall perform his obligations hereunder in compliance with the terms of this Agreement and any and all applicable laws and regulations.

2)	Services.

a)	The Advisor agrees that at the request of the Company and at times convenient for the Advisor, the Advisor shall (i) provide advisory services related to all aspects of the development of manufacturing processes related to moissanite gemstones for the Company, including providing software enhancements and repairs to the computer programs used in the manufacturing and grading departments, (ii) participate in providing orientation for new Company employees and potential Company customers and retail jewelers to share his expertise concerning Charles & Colvard created Moissanite Jewels, and (iii) perform other duties related thereto as the Company and Advisor may determine from time to time (the “Services”). It is expected that for the first year of the Term (as defined below) Advisor may perform up to 12 days of Services a month; the second year of the

Term beginning June 1, 2007, up to 6 days of Services per month; and, for the final year of the Term beginning June 1, 2008, up to 3 days of Services per month.

b)	The Advisor shall execute a Nondisclosure and Noncompetition Agreement in substantially the form attached hereto as Exhibit A concurrent with the execution of this Agreement.

3)	Limitations. Nothing in this Agreement shall be construed to give the Advisor authority to represent the Company before any court or governmental or regulatory agency without the express prior written authorization of the Company. In addition, all files, books, accounts, records and other information of any nature, however recorded or stored, and related to the Company (the “Records”) shall at all times belong to the Company and to the extent possessed by the Advisor hereunder, such possession shall be for the benefit of and as agent for the Company. The Advisor’s possession of the Records is at the will of the Company and is solely for the purpose of enabling the Advisor to perform his obligations hereunder. The Records shall be readily separable from the records of the Advisor.

4)	Term. The term of this Agreement shall commence on the date hereof and shall continue for three years, through and including the close of business on May 31, 2009 (the “Term”). Notwithstanding the foregoing, the Company may terminate this Agreement for “cause,” as defined herein, by giving written notice at least 30 days in advance of its desire to terminate this Agreement for cause. The Company shall be deemed to have cause for terminating the Advisor’s engagement in the event the Advisor (i) demonstrates dishonesty in his work with the Company or otherwise acts in a manner clearly adverse to the best interests of the Company, (ii) improperly performs or fails to perform the Services described herein, (iii) causes intentional damage to substantial property of the Company, or (iv) is unable to perform the Services because of death or a disability which renders him unable to perform the Services for 30 consecutive calendar days.

5)	Release.

a)	Release and Waiver. The Advisor (and any of his respective heirs, agents or assigns) does hereby remise, release and forever discharge the Company and its officers, directors, shareholders, predecessors, successors, agents, counsel, trusts and assigns from any and all rights, actions, suits, debts, sums of money, accounts, causes of action, claims (however and whenever arising and whether in law or equity, and whether arising under statutory or common law of the United States or any state thereof), demands or damages of any kind (whether actual, punitive, compensatory, double, treble or nominal and whether known or unknown) arising from or related in any way to the previous relationship between the Advisor and the Company or any contracts or agreements of any kind whatsoever between the Advisor and the Company, including but not limited to any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. section 621 et seq., all to the end that any and all matters and things which are or might have been claimed now or in the future by the Advisor against the

Company pursuant to any previous events or in connection with any future events that may have occurred or may occur in connection with the subject matter of their previous relationship or any prior contracts or agreements of any kind whatsoever between the Advisor and the Company are forever barred and put to rest. In addition and not in limitation of the foregoing, the Advisor does hereby release and extinguish any and all claims the parties hereto may have against the Company of any kind whatsoever prior to the execution of this Manufacturing Advisor Agreement. Advisor agrees that and acknowledges that commencement of the payments under this Agreement is in addition to anything of value to which he already is entitled.

b)	Consultation and Consideration. The Advisor acknowledges that (i) the Company has hereby advised the Advisor to consult with an attorney prior to executing this Agreement; (ii) he has had sufficient opportunity to consult with an attorney if he chose to do so; (iii) he has been given up to twenty-one days to decide whether or not to execute this Agreement; (iv) he has had sufficient time to read and consider this Agreement before executing it; and (v) he has carefully read this Agreement and understands its content and intent. The Advisor further acknowledges that he is signing this Agreement voluntarily, with a full understanding of its significance, and that he intends to be bound by its terms.

c)	Revocation. The parties understand that Advisor has seven (7) days following the date that he signs this agreement to revoke this agreement by notifying the Company in writing of his decision to revoke. Advisor understands that since this agreement will not be effective until the expiration of the seven-day period, the payment of any amounts pursuant to this Agreement will not begin until after the expiration of the seven (7) day revocation period. If he chooses to revoke this Release, the Agreement will be null and void.

6)	Bonus and Wages.

a)	Upon execution of this Agreement the Company shall pay to the Advisor a bonus of $200,000 in appreciation for his significant services to the Company and as consideration for this Agreement.

b)	As consideration for this Agreement and as wages for the performance of the Services, the Company shall pay to Advisor within ten days of the 1st day of each month during the Term, for the first year of the Term, a monthly salary of $6,666.66 (annual rate of $80,000), for the second year of the Term beginning June 1, 2007 a monthly salary of $5,000.00 (annual rate of $60,000) and for third year of the Term beginning June 1, 2008 a monthly salary of $2,500.00 (annual rate of $30,000). The monthly salary of the Advisor for the first year of the Term shall be payable even in the case of the death or disability of the Advisor. The Company shall withhold all such amounts (including, without limitation, social security, federal and state withholding taxes) from such salary as required by law. In addition, the Advisor shall be reimbursed for all expenses incurred by the Advisor on behalf (and with the prior written authorization) of the Company within 15 days from the date the Advisor delivers an itemized report of such expenses, together with receipts or other evidence of payment reasonably satisfactory to the Company and its accountant. The advisor shall participate in the executive bonus plan for 2006.

7)	Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by one party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered or mailed by certified mail return receipt requested, postage prepaid, to the address first set out above.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be delivered, given or sent. Documents delivered by hand shall be deemed to have been received upon delivery, and documents sent by mail shall be deemed to have been received upon their receipt or at such time as delivery is refused by the addressee upon presentation.

8)	Policies. The Advisor agrees that he will at all times comply with all policies and procedures in effect from time to time, including security regulations, at the Company’s premises or applicable outside such premises to materials belonging to the Company. The Advisor agrees not to use or disclose to any party any information, systems, equipment, ideas, processor or methods of operation observed in connection with the performance of his work hereunder.

9)	Advisor Acknowledgment.

a)	Part-Time Employment. The Advisor acknowledges and agrees that the Advisor will be treated, vis-a-vis the Company, as an employee, subject to any limitations imposed on part-time employees by law. The Advisor shall have no authority to bind the Company to any contract, agreement or obligation whatsoever. The acts of the Advisor shall in no way constitute the acts of the Company, and the Advisor shall not represent to any third party that the Advisor has any express or implied authority to bind the Company to any such contract, agreement or obligation.

b)	Tax Matters. Because the Advisor is a part-time employee, the Company will withhold from any compensation paid to the Advisor such amounts as may be legally required to be withheld for federal and state income taxes, and social security (FICA) for the Advisor.

c)	Insurance. Consistent with the Advisor’s status as a part-time employee, the Advisor shall not be eligible for the Company’s individual or group insurance policy, or for any other kind of insurance coverage whatsoever, other than as may be elected by Advisor under applicable law.

10)	Assignment. Neither this Agreement or any interest herein or any rights hereunder may be assigned by the Advisor, nor shall any of the duties of the Advisor hereunder be delegated to any person, firm or corporation, without prior notice to and consent of the Company.

11)	Intellectual Property. Advisor acknowledges the importance to the Company of its intellectual property. Advisor agrees to cooperate with the Company in any adversary proceeding challenging the scope or validity of the Company’s intellectual property position. Additionally, any inventions, patents or other intellectual property created or developed by the Advisor pertaining to moissanite jewels during the term of this Agreement or otherwise related to the work performed under the Agreement, shall be assigned to the Company.

12)	Standard Of Care. The Advisor warrants that he will exercise due diligence to perform the Services in a professional manner in compliance with all applicable laws and regulations and the highest ethical standards. The Advisor shall abide by the Company’s Insider Trading Policy for the duration of this Agreement. In addition, the Advisor represents and warrants that any information which he may supply the Company during the term of this Agreement (i) will have been obtained by the Advisor lawfully and from publicly available sources and (ii) will not be confidential or proprietary to any third person. Nothing in this Agreement shall be construed as authorizing or encouraging the Advisor to obtain information for the Company in violation of any third party’s rights to copyright or trade secret protection.

13)	Miscellaneous.

a)	The provisions of this Agreement may be waived, altered, amended or repealed, in whole or in part, only on the written consent of the Company and the Advisor.

b)	Section headings and numbers used in this Agreement are included for convenience of reference only, and, if there is any conflict between any such numbers and headings and the text of this Agreement, the text shall control. Each of the statements set forth in the premises of this Agreement is incorporated into the Agreement as a valid and binding representation of the party or parties to whom it relates.

c)	This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to the choice of law principles thereof. If any dispute arises hereunder, the parties hereto agree that any suit brought by either party shall be heard in the courts of North Carolina or any federal court sitting in North Carolina, and the parties hereto consent to the jurisdiction of such courts.

d)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

e)	This Agreement, together with the Nondisclosure and Noncompetition Agreement herein referenced represent the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety any and all prior written or oral agreements with respect thereto.

f)	Neither party shall have the right under this Agreement to use the name, trademark or trade names of the other, unless prior written approval has been obtained. Any such approval or authorization shall cease upon termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Manufacturing Advisor Agreement as of the date and year first above written.

COMPANY

CHARLES & COLVARD, LTD.

By:	/s/ Robert S. Thomas 5/22/06
Robert S. Thomas

ADVISOR

/s/ Earl R. Hines 5/19/06
Earl R. Hines

Exhibit A

Nondisclosure and Noncompetition Agreement

Charles & Colvard, Ltd., (the “Company”) a North Carolina company having its principal place of business at 300 Perimeter Park Drive, Suite A, Morrisville, NC 27560, and Earl R. Hines (the “Promisor”) an individual having his principal residence at 1025 Quiet Ridge Circle, Raleigh, NC 27614 hereby agree as follows:

1. To further the business relationship between the parties, it is necessary and desirable that the Company disclose to Promisor certain proprietary and confidential information of the Company concerning its technology, products, operations and business. Such information is referred to below as the Company’s “Proprietary Information” and includes, without limitation, any information that may be disclosed to Promisor concerning the Company’s manufacturing processes and equipment, product specifications and designs, technical know-how, business and marketing plans, financial information, customer and supplier data, research and development activities, and other materials or information relating to the business or activities of the Company which are not generally known to others. The purpose for which the information is being disclosed is to permit Promisor to provide part time employment services to the Company.

2. Promisor agrees to keep the Proprietary Information in the strictest confidence and not to disclose such information to any third party. Without the prior written consent of the Company, Promisor will not use or reproduce, in any manner, any of the Proprietary Information, except for the purpose for which it was disclosed to Promisor as stated in Paragraph 1. Promisor further agrees to use Promisor’s best efforts to prevent any inadvertent disclosure or unauthorized reproduction or use of the Proprietary Information. Promisor will immediately advise the Company in writing of any misappropriation or misuse by any person of the Proprietary Information.

3. Promisor agrees to restrict dissemination of Proprietary Information within its own organization to those employees who have a need to know such information and only to the extent necessary for the purpose of Promisor’s business with the Company and who have been advised of the terms of this Agreement. Promisor acknowledges the Company is a public company and Promisor shall not trade in the Company stock while in possession of material non-public information.

4. The obligations of paragraphs 2 and 3 hereof (other than the prohibition on trading in the Company stock in certain instances) shall terminate with respect to any particular portion of the Proprietary Information when Promisor can document that the information:

(a)	at the time of disclosure is or thereafter becomes, without breach of the Agreement, part of the general public knowledge or general literature;

(b)	was in Promisor’s lawful possession at the time of disclosure, as shown by records in existence prior to the disclosure; or

(c)	is lawfully disclosed to Promisor by a third party entitled to disclose it.

5. All materials, including, without limitation, documents, drawings, models, apparatus, sketches, designs, and lists, furnished to promisor by Company shall be returned to the Company promptly at its request together with all copies, notes and extracts made thereof. The Proprietary Information shall at all times remain the property of the Company.

6. Promisor agrees not to communicate any information from Promisor to the Company, or to the Company’s personnel or representatives, if the disclosure would violate the proprietary rights of any third party. The Company will have no obligation of confidence imposed on it with respect to any information disclosed by Promisor, unless specifically agreed to by the Company in writing executed by an authorized officer of Company.

7. The Promisor agrees not to use any Proprietary Information or concepts therein for its own benefit or for the benefit of a third party or for any Purpose other than the purpose for which such Proprietary Information is being disclosed.

8. Promisor agrees that during the term of his service with the Company and for a period of three (3) years following the termination of his service with the Company, for whatever reason:

(a) Promisor shall not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, or participate in the management or control of any business that operates in the same business as the Company, which Promisor and the Company specifically agree as the business of fabricating (wafering, performing and faceting), marketing and distributing moissanite gemstones to the gem and jewelry industry (the “Business”), unless Promisor’s duties, responsibilities and activities for and on behalf of such other business are not related in any way to such other business’s products which are in competition with the Company’s products. For purposes of this section, “competition with the Company” shall mean competition for customers in the United States and in any country in which the Company is selling the Company’s products at the time of termination. Promisor’s ownership of less than one percent of the issued and outstanding stock of a corporation engaged in the Business shall not by itself be deemed to be a violation of this Agreement. Promisor recognizes that the possible restriction on his activities which may occur as a result of his performance of his obligations under Paragraph 8(a) are substantial, but that such restriction is required for the reasonable protection of the Company.

(b) Promisor shall not, directly or indirectly, influence or attempt to influence any customer of the Company to discontinue its purchase of any product of the Company which is manufactured or sold by the Company at the time of termination of Promisor’s employment or to divert such purchases to any other person, firm or employer.

(c) Promisor shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its suppliers.

9. This Agreement shall be binding on the parties hereto and their respective successors and assigns. This Agreement shall be governed and construed as a sealed instrument in accordance with the laws of the State of North Carolina.

10. Nothing in this Agreement shall obligate the Company to disclose any information to Promisor or enter into any agreement or arrangement with Promisor, nor shall it be construed as granting any rights, by license or otherwise, in any inventions or discoveries of the Company. Promisor’s obligations under this Agreement shall survive the termination of its association with the Company regardless of the manner of such termination.

Dated Effective as of May 31, 2006

CHARLES & COLVARD, LTD.

/s/ James R. Braun 05/25/2006
James R. Braun
Chief Financial Officer

PROMISOR

/s/ Earl R. Hines 05/25/2006
Earl R. Hines